EXHIBIT 99.2

Q2 2025 Financial Prepared Remarks

Comments made in these remarks, as well as in the supplemental information provided on our website, contain forward-looking statements that involve risks and uncertainties as described in The Chemours Company's (the "Company") SEC filings. These forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events that may not be realized. Actual results may differ, and Chemours undertakes no duty to update any forward-looking statements as a result of future developments or new information.

Within these prepared remarks, we will refer to certain non-GAAP financial measures1 that we believe are useful to investors evaluating the company's performance.

Shane Hostetter, Senior Vice President & Chief Financial Officer, The Chemours Company

Q2 2025 Earnings Supplement Presentation -- Chart 4: Second Quarter 2025 Financial Summary; Chart 5: Adjusted EBITDA Bridge: 2Q25 versus 2Q242

Our Consolidated Net Sales for the Second Quarter were approximately $1.6 billion, which was a 4% increase compared to the prior-year, and driven by a 3% increase in volume and 1% increase in price. The increase in volumes was primarily driven by increased Opteon™ Refrigerant blends volumes in TSS. Increased pricing was driven by stronger aftermarket demand for Opteon™ Refrigerant blends in TSS and strong pricing in APM’s Advanced Materials portfolio, partially offset by TT pricing.

For the Second Quarter, Chemours reported a Net Loss of $381 million, or $2.54 cents per diluted share, compared to Net Income of $60 million, or $0.39 cents per diluted share, in the prior-year quarter, primarily driven by litigation-related charges pertaining to the announced settlement with the State of New Jersey3 and related tax impacts.

For the Second Quarter, Adjusted EBITDA was $253 million, up from $207 million in the prior-year. This increase was primarily driven by the referenced volume and pricing dynamics alongside lower Corporate Expenses, which were partially offset by higher input and operational costs in TT, lower fixed cost absorption in APM, and minor input cost increases in TSS.

Now, let’s turn to our business segment performance, starting with TSS.

Chart 6: Quarterly Segment Summary

In the Second Quarter, TSS achieved Net Sales of $597 million, a 15% increase from the prior year. This growth in sales was primarily driven by an 11% volume increase and a 4% price increase, while the currency impact remained flat.

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 As previously disclosed in the first quarter of 2025, certain prior periods have been revised to correct for immaterial errors as further described in our Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

3 $257 million of litigation-related charges pertaining to the announced settlement with the state of New Jersey were recorded within Selling, general, and administrative expense for the second quarter of 2025.

EXHIBIT 99.2

The increase in TSS volumes was driven by a continued double-digit, 65% year-over-year sales growth in our Opteon™ Refrigerants, which reflects continued strength in blends demand, driven by the transition of stationary air conditioning ("AC") equipment under the U.S. AIM Act. This growth was partially offset by a decrease in volume for our Freon™ Refrigerants portfolio in connection with this regulatory transition. The increase in pricing year-over-year was primarily driven by the stronger Opteon™ Refrigerant aftermarket demand.

Second Quarter Adjusted EBITDA for TSS increased by 29% to $207 million compared to the prior year. Adjusted EBITDA margin of 35% also increased by four percentage points. This increase was primarily driven by the previously referenced increases in volume and price tied to demand for Opteon™ Refrigerant blends products in connection with the stationary AC transition, partially offset by minor input cost increases.

Sequentially, TSS Net Sales increased by 28%, driven by a 19% volume increase and an 8% price increase, with a slight 1% tailwind from currency. Overall volume and price increases were primarily related to typical seasonal trends across refrigerant products and the increased demand for Opteon™ Refrigerant blends in connection with the stationary AC transition under the U.S. AIM Act. Our increased pricing also reflects actions that the Company has taken to continue to offset cost headwinds related to certain input costs, which we referenced earlier in the year.

I should note that we see no changes in the momentum around the transition to low global warming potential refrigerants as the U.S. AIM Act progresses, and we continue to see a strong regulatory framework to drive the transition. At Chemours, we are now seeing Opteon™ Refrigerants make up 75% of total refrigerant revenues, up from 57% in the prior-year quarter, and we feel well-positioned in the market.

Now, let’s move to our TT segment…

In the Second Quarter, TT's Net Sales decreased 3% year-over-year to $657 million, primarily due to a 4% decrease in price globally, partially offset by favorable currency movement that created a 1% tailwind. Volumes remained generally flat overall, with stronger demand in North America and Europe offsetting lower volumes in other non-western markets.

TT’s Second Quarter Adjusted EBITDA decreased 43% to $47 million compared to the prior year, with Adjusted EBITDA Margin declining five percentage points to 7%. The decline in Adjusted EBITDA was driven in part by the previously mentioned decrease in price, partially offset by favorable currency movements. TT operations were also disrupted by a now resolved external rail issue in the Second Quarter of 2025, which impacted feedstock mix, while also experiencing unrelated operational disruptions. In order to supply its customers, the Company elected to consume higher-cost ore feedstock, which resulted in incremental costs of $15 million in the second quarter. The net costs associated with other operational disruptions were $8 million for the quarter.

Sequentially, TT’s Second Quarter Net Sales increased by 10%, driven by a 9% increase in volume across all regions, partially offset by a 1% decrease in price, with a favorable 2% currency tailwind.

EXHIBIT 99.2

Turning to our APM segment…

In the Second Quarter of 2025, APM reported Net Sales of $346 million, in line with the prior year. A 6% increase in price was primarily attributable to stronger pricing into high-value applications as well as pricing opportunities associated with the SPS Capstone™ product exit4. The price increase was offset by a 6% decrease in volume, primarily driven by weakness in cyclical end markets impacting Advanced Materials and products serving the hydrogen markets under Performance Solutions, while currency impact remained flat.

APM’s Second Quarter Adjusted EBITDA increased 11% to $50 million compared to the prior year, with Adjusted EBITDA margin increasing by one percentage point to 14%. The increase was primarily due to the referenced increase in price, partially offset by lower fixed cost absorption due to lower overall volumes.

Sequentially, APM’s Second Quarter Net Sales increased by 18%, driven by a 14% volume increase and a 2% increase in price, with a favorable 2% currency tailwind.

Moving to our Other Non-Reportable Segment, we recorded Net Sales of $15 million and Adjusted EBITDA of $4 million in the Second Quarter.

Lastly, our Corporate Expenses as an offset to our Adjusted EBITDA totaled $53 million in the Second Quarter, a decrease compared to the prior-year. The decrease in the quarter was primarily due to lower costs associated with the Audit Committee’s prior year internal review and the 2024 material weakness remediation.

Chart 7: Liquidity Position as of June 30, 2025

Turning to our liquidity, as of June 30, 2025, our consolidated gross debt stood at $4.2 billion, with approximately $1.5 billion in total liquidity. This includes $502 million in unrestricted cash and cash equivalents, along with approximately $954 million available under our revolving credit facility, net of outstanding letters of credit. Additionally, the Company retained $51 million in restricted cash and cash equivalents, all of which is held in escrow under the terms of the Memorandum of Understanding related to potential future legacy liabilities. The combination of the expected release of restricted cash and the $150 million from the insurance proceeds MOU is expected to fully fund the $200 million in payment obligations of Chemours for the New Jersey settlement through at least 2030. On a trailing twelve-month basis, our net leverage was 4.7 times Adjusted EBITDA, reflecting a decrease sequentially compared to 5.0 times as of March 31, 2025. Management anticipates progressive net leverage improvements to continue throughout 2025.

Regarding our cash flow for the Second Quarter, cash provided by operating activities was $93 million, compared to operating cash usage of $620 million in the prior-year quarter. The improvement in operating cash outflows was primarily due to the release of the $606 million of restricted cash and restricted cash equivalents deposited in the qualified settlement fund per the terms of the U.S. public water system settlement agreement.

4 In January 2025, under the Portfolio Management pillar of Pathway to Thrive, as a part of a broader strategic review of our APM European asset footprint, APM management approved a restructuring program to exit its SPS Capstone™ business. This timing remains on track anticipating final sales in the third quarter of 2025.

EXHIBIT 99.2

Capital expenditures for the quarter totaled $43 million, a decrease compared to $73 million in the prior-year quarter. This decrease was driven by lower capital expenditures in APM and TSS due to the completion of key growth projects in both of those businesses earlier this year. Free Cash Flow reflected a positive $50 million. Additionally, the Company paid $13 million in dividends to shareholders during the quarter.

Appendix, Chart 22: Actual and Projected Disruption & Investment Costs (Unaudited)

In connection with those costs incurred in recent quarters from business disruptions and other investments, we’ve captured a summary in our charts to help frame out these impacts. While these costs are included as a part of our Adjusted EBITDA, we do view these as operational areas where we can drive further improvement and reduce the impact of going forward. In addition, we wanted to highlight the continued investments that we’re making in the TSS business to develop our immersion cooling and next-generation refrigerants.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within these remarks, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.2

Forward-Looking Statements

These remarks contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the Company’s performance for the second quarter of 2025, the transition to low global warming potential refrigerants and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, any future insurance recoveries, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the US or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as (loss) income before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net (loss) income attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Six Months Ended		Twelve Months Ended
	June 30,		March 31,	June 30,		June 30,
	2025	2024	2025	2025	2024	2025	2024
(Loss) income before income taxes	$(261)	$69	$—	$(262)	$138	$(292)	$79
Net (loss) income attributable to Chemours	$(381)	$60	$(4)	$(385)	$113	$(427)	$106
Non-operating pension and other post-retirement benefit income	(2)	(2)	(2)	(4)	(2)	(5)	(3)
Exchange losses, net	4	7	3	7	6	10	32
Restructuring, asset-related, and other charges (1)	18	3	32	50	7	100	145
Goodwill impairment charge (2)	—	—	—	—	—	56	—
Loss on extinguishment of debt	—	—	—	—	—	1	1
Gain on sales of assets and businesses, net (3)	—	—	(1)	(1)	(3)	(1)	(113)
Transaction costs (4)	2	—	—	2	—	4	16
Qualified spend recovery (5)	(13)	(8)	(9)	(22)	(15)	(33)	(37)
Litigation-related charges (6)	299	(1)	—	299	(6)	302	112
Environmental charges (7)	60	—	—	60	—	75	8
Adjustments made to income taxes (8)	171	(4)	—	172	(3)	178	(17)
(Benefit from) provision for income taxes relating to reconciling items (9)	(71)	3	—	(71)	8	(83)	(38)
Adjusted Net Income	87	58	19	107	105	177	212
Net income attributable to non-controlling interests	1	—	—	1	—	1	—
Interest expense, net	67	66	66	133	128	268	247
Depreciation and amortization (10)	79	74	77	157	145	304	297
All remaining provision for income taxes (9)	19	9	4	21	20	39	28
Adjusted EBITDA	$253	$207	$166	$419	$398	$789	$784

Total debt principal						$4,177	$4,028
Less: Cash and cash equivalents						(502)	(604)
Total debt principal, net						$3,675	$3,424

Net Leverage Ratio (calculated using GAAP earnings) (11)						(12.6)x	43.3x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)						4.7x	4.4x

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended June 30, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. For the twelve months ended June 30, 2024, restructuring, asset-related and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, shutdown of a production line at the Company's El Dorado site and charges related to the 2023 Restructuring Program. See "Note 4 – Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the twelve months ended June 30, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction.
(4)
For the twelve months ended June 30, 2024, transaction costs includes $7 million of costs associated with the Senior Secured Credit Facilities entered into during 2023 and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended June 30, 2025, litigation-related charges includes $257 million related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of New Jersey’s settlement agreement reached in August 2025, $16 million of third-party legal fees directly related to the New Jersey settlement agreement, $14 million related to the Company's portion of Chemours and EID’s settlement agreement to resolve the Hoosick Falls class action law suit, $12 million related to reserves for asbestos and production liability matters arising from an EID subsidiary, Sporting Goods Properties, Inc., and a $29 million accrual associated with the Ohio MDL, partially offset by $26 million of benefits from insurance recoveries. For the twelve months ended June 30, 2024, litigation-related charges includes a $7 million benefit related to insurance recoveries, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $48 million for other PFAS litigation matters, and $3 million of other litigation matters. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended June 30, 2025, environmental charges primarily includes changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Accelerated depreciation charges of $12 million and $23 million incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by (loss) income before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Numerator:
Net (loss) income attributable to Chemours	$(381)	$60	$(4)	$(385)	$113
Adjusted Net Income	87	58	19	107	105
Denominator:
Weighted-average number of common shares outstanding - basic	150,238,691	149,413,167	149,918,386	150,078,085	149,224,183
Dilutive effect of the Company's employee compensation plans (1)	268,070	709,893	491,194	379,632	862,531
Weighted-average number of common shares outstanding - diluted (1)	150,506,761	150,123,060	150,409,580	150,457,717	150,086,714

Basic (loss) earnings per share of common stock (2)	$(2.54)	$0.40	$(0.03)	$(2.56)	$0.76
Diluted (loss) earnings per share of common stock (1) (2)	(2.54)	0.39	(0.03)	(2.56)	0.75
Adjusted basic earnings per share of common stock (2)	0.58	0.39	0.13	0.71	0.70
Adjusted diluted earnings per share of common stock (1) (2)	0.58	0.38	0.13	0.71	0.70
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and six months ended June 30, 2025 and the three months ended March 31, 2025. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and six months ended June 30, 2025 and the three months ended March 31, 2025 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted (loss) earnings per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Cash flows provided by (used for) operating activities	$93	$(620)	$(112)	$(19)	$(910)
Less: Purchases of property, plant, and equipment	(43)	(73)	(84)	(127)	(175)
Free Cash Flows	$50	$(693)	$(196)	$(146)	$(1,085)
Adjusted EBITDA	253	207	166	419	398
Free Cash Flow Conversion	20%	(335)%	(118)%	(35)%	(273)%